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                                                                 EXHIBIT (A)(10)
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                                                        EXHIBIT (A)(10)
                                                        JOHNSON & JOHNSON
                                                        NEW BRUNSWICK, N.J.
                                                        08933

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
Press Contact:         F. Robert Kniffin
                       (908) 524-3535
  (Home)               (609) 799-0369
Investor Contact:      Annie H. Lo
                       (908) 524-6491
  (Home)               (908) 580-1258
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                                                           FOR IMMEDIATE RELEASE

             JOHNSON & JOHNSON REQUESTING CORDIS TO SET RECORD DATE FOR WRITTEN CONSENT TO REMOVE AND REPLACE CORDIS BOARD

                         ------------------------------

     New Brunswick, N.J., October 24, 1995 -- Johnson & Johnson (NYSE:JNJ) announced today that it is requesting that Cordis Corporation (NASDAQ:CORD) set a record date as soon as possible with respect to the solicitation of written consents to remove and replace the Cordis Board. Under the By-law adopted by Cordis on October 23, 1995, the record date must be within the next 20 business days. As previously stated, if Cordis does not promptly agree to a $105 per share stock-for-stock merger, Johnson & Johnson intends to solicit written consents in order to remove and replace the Cordis Board in order to effect such merger. Cordis shareholders as of the record date would be entitled to vote in such consent solicitation.